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                                                File No. 33-50015
                                                Rule 424(b)(2)


PRICING SUPPLEMENT NO. 3 Dated October 6, 1995

(To Prospectus Dated November 3, 1993)

                THE NARRAGANSETT ELECTRIC COMPANY
          (A SUBSIDIARY OF NEW ENGLAND ELECTRIC SYSTEM)

                    SECURED MEDIUM-TERM NOTES
                (First Mortgage Bonds, Series V)
                           Issue 95-3


Interest Rate:        7.50%

Maturity Date:        October 10, 2025

Principal Amount:     $7,000,000

Acceptance Date:      October 4, 1995

Original Issue Date:  October 12, 1995

Form of Delivery:     Book-entry only

Depositary:           The Depository Trust Company
                      55 Water Street
                      New York, New York

Issue:                95-3

Original Issue
Discount New Bond:    No

Price of New Bonds:


                     Initial
                     Price to      Underwriting    Proceeds to
                     Public         Discounts        Company
                    -----------    ------------    -----------

     Per New Bond     100.00%         0.750%         99.250%
     Total          $7,000,000       $52,500       $6,947,500


                      REDEMPTION PROVISIONS

   The New Bonds will not be redeemable prior to October 10, 2005.
Thereafter the New Bonds will be redeemable at the option of the Company, as a whole or in part, at any time prior to maturity, whether or not on an interest payment date, on at least 30 days' notice, given as provided in the Indenture, at the following general redemption prices expressed as percentages of the principal amount. The New Bonds will also be redeemable, on like notice, through the application of replacement fund, insurance, eminent domain, or other moneys held by the Trustee, at the following special redemption prices similarly expressed, together in each case with accrued and unpaid interest to the redemption date.

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                        REDEMPTION PRICES

   If redeemed at any time in the respective twelve months' period beginning October 10 in each of the following years:

                          GENERAL        SPECIAL
                         REDEMPTION     REDEMPTION
        YEAR              PRICES         PRICES
        ----             ----------     ----------

        2005              103.75%        100.00%
        2006              103.38%        100.00%
        2007              103.00%        100.00%
        2008              102.63%        100.00%
        2009              102.25%        100.00%
        2010              101.88%        100.00%
        2011              101.50%        100.00%
        2012              101.13%        100.00%
        2013              100.75%        100.00%
        2014              100.38%        100.00%
        2015              100.00%        100.00%
        2016              100.00%        100.00%
        2017              100.00%        100.00%
        2018              100.00%        100.00%
        2019              100.00%        100.00%
        2020              100.00%        100.00%
        2021              100.00%        100.00%
        2022              100.00%        100.00%
        2023              100.00%        100.00%
        2024              100.00%        100.00%

If this New Bond is called in whole or in part, and if provision has been duly made for notice of such call and for payment as required in the Indenture, thereafter this New Bond, or such called part of the principal amount hereof, shall cease to be secured by the lien of the Indenture, no interest shall accrue on this New Bond or such called part hereof on and after the date fixed for redemption, and the Company after said date fixed for redemption shall be under no further liability in respect of the principal of or premium, if any, or interest on this New Bond or such called part hereof (except as expressly provided in the Indenture); and if less than the whole principal amount hereof shall be so called, the registered owner hereof shall be entitled, in addition to the sums payable on account of the part called, to receive, without expense to such owner, on surrender of this New Bond duly endorsed or accompanied by a duly executed instrument of transfer, one or more Secured Medium-Term Notes (First Mortgage Bonds - Series V, Issue 95-3) for an aggregate principal amount equal to that part of the principal amount hereof not then called and paid.

                  DISTRIBUTION OF THE NEW BONDS

   The New Bonds were sold to CS First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Agents in connection with the offering of the New Bonds described in this Pricing Supplement.